Authorization and Designation to Sign and File Section 16 Reporting Forms The undersigned, an Officer of Altria Group, Inc., a Virginia corporation (the "Company"), does hereby authorize and designate Mary C. Bigelow, J. Michael Hinchcliffe, Michele D. Rundstrom or Anna M. Armendariz to sign and file on his behalf the application for the required Securities and Exchange Commission ("SEC") electronic CIKICCC codes and any and all Forms 3, 4 and 5 relating to equity securities of the Company with the SEC pursuant to the requirements of Section 16 of the Securities Exchange Act of 1934 ("Section 16"). This authorization, unless earlier revoked in writing, shall be valid until the undersigned's reporting obligations under Section 16 with respect to equity securities of the Company shall cease. All prior such authorizations are hereby revoked. IN WITNESS WHEREOF, the undersigned has executed this Authorization and Designation this ..75" day of February, 2026. Charles N. Whitaker COUNTY OF HENRICO COMMONWEALTH OF VIRGINIA I, Providence M. Seibert, a notary public in and for the State and County aforesaid do hereby solemnly swear that Charles N. Whitaker, whose name is signed to the above writing, personally appeared before me this,75-day of February 2026, and acknowledged the same in my State and County aforesajd. Providence M. Seibert, Notary Public Registration No.: 341317 My Commission Expires: June 30, 2028